NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE SECOND QUARTER AND FIRST HALF OF 2014

(LA JOLLA, CALIFORNIA) - August 11, 2014 - PICO Holdings, Inc. (GLOBE NEWSWIRE)

PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders’ equity of $464.5 million ($20.40 per share) at June 30, 2014, compared to $461.4 million ($20.29 per share) at March 31, 2014 and $472.9 million ($20.79 per share) at December 31, 2013.

SECOND QUARTER SEGMENT RESULTS OF OPERATIONS

For the second quarter of 2014, PICO reported net income of $1.8 million ($0.08 per share), compared to a net loss of $7.7 million ($0.34 per share) in the second quarter of 2013. Our second quarter segment results of operations are (in thousands):

	2014	2013
REVENUE BY OPERATING SEGMENT:
Water Resource and Water Storage Operations	$241	$24,848
Real Estate Operations	63,651	27,991
Agribusiness Operations	49,917	44,914
Enterprise Software		5,597
Corporate	3,671	1,857
Total Revenue	$117,480	$105,207

INCOME (LOSS) BEFORE TAXES BY OPERATING SEGMENT:
Water Resource and Water Storage Operations	$(1,850)	$4,677
Real Estate Operations	821	(1,758)
Agribusiness Operations	4,450	(8,760)
Enterprise Software		(1,559)
Corporate	(923)	(2,213)
Income (loss) before taxes	$2,498	$(9,613)
Income tax benefit	91	114
Equity in loss of unconsolidated affiliate	(681)
Net (Income) Loss attributable to noncontrolling interests	(71)	1,790
Net Income (Loss)	$1,837	$(7,709)

FIRST HALF SEGMENT RESULTS OF OPERATIONS

For the first six months of 2014, PICO reported a net loss of $11.4 million ($0.50 per share), compared to a net loss of $22.7 million ($1.00 per share) in the first six months of 2013. Our first half segment results of operations are (in thousands):

	2014	2013
REVENUE BY OPERATING SEGMENT:
Water Resource and Water Storage Operations	$377	$25,032
Real Estate Operations	89,417	39,930
Agribusiness Operations	84,784	84,479
Enterprise Software		9,247
Corporate	4,178	3,326
Total Revenue	$178,756	$162,014

INCOME (LOSS) BEFORE TAXES BY OPERATING SEGMENT:

Water Resource and Water Storage Operations	$(3,834)	$2,536
Real Estate Operations	(5,456)	(2,470)
Agribusiness Operations	259	(18,475)
Enterprise Software		(2,709)
Corporate	(4,160)	(6,055)
Loss before taxes	$(13,191)	$(27,173)
Income tax benefit	355	898
Equity in loss of unconsolidated affiliate	(1,160)
Loss attributable to noncontrolling interests	2,587	3,590
Net Loss	$(11,409)	$(22,685)

PICO’s President and Chief Executive Officer, John Hart, commented:

Real Estate Operations Segment

"UCP had significant growth for the quarter with 138 homes sold from 27 communities in the second quarter of 2014, compared to 57 homes from 7 communities the year before, while the number of undeveloped lots sold almost tripled from 54 to 149. Total revenues more than doubled to $63.7 million, a 127% increase from the second quarter of 2013, and gross margin doubled to $12.2 million from $6.1 million in the second quarter of 2013.

“The half-yearly figures also showed impressive growth with 190 homes sold compared to 69 homes the year before, while the number of undeveloped lots sold increased from 108 to 151. Total revenues also more than doubled to $89.4 million, a 124% increase from the first half of 2013, and gross margin increased to $16.8 million from $9.9 million.

“In April 2014, UCP acquired the assets of Citizens Homes, Inc. for $14 million. Citizen Homes builds and sells homes in North Carolina, South Carolina and Tennessee. The acquisition enhances UCP’s geographical diversification and brings a seasoned management team in attractive markets, which typically have fewer obstacles to development than on the West Coast.

“Including lots acquired with Citizen Homes, at June 30, 2014, UCP owned and controlled 5,695 lots, consisting of 5,058 in California and Washington State, and 637 in North Carolina, South Carolina and Tennessee. This compares to 5,380 lots at December 31, 2013, all in California and Washington State. During the first half, brisk sales saw UCP reduce its holdings of lots in the Central Valley and Monterey Bay areas of Northern California, while the acquisition of new lots exceeded sales in the South San Francisco Bay area of California, in Southern California and in Washington State.

“UCP ended the second quarter of 2014 with a $39.7 million backlog of homes under sales contracts but where the sale has not closed yet, compared to $26.7 million at June 30, 2013.

“At June 30, 2014, the total market capitalization of UCP, including PICO’s interest in UCP, was approximately $251.9 million, and the market value of the 10,593,000 shares we hold in UCP exceeded our carrying value for UCP by approximately $18.7 million.

Agribusiness Segment

“During the second quarter of 2014, Northstar’s results bounced back strongly, with segment income of $4.5 million, as opposed to an $8.8 million segment loss in the second quarter of 2013. With improved canola seed availability following the record 2013 canola crop, Northstar’s second quarter sales volumes increased 27% year over year, and the plant crushed an average volume of 1,070 tons per day in the second quarter of 2014, compared to 811 tons per day in the same period in 2013. With an easing in procurement cost pressures from the previous year when processors competed to obtain sufficient volumes from an unusually small 2012 crop, the average board crush margin improved dramatically from approximately $39 per ton in the second quarter of 2013, to approximately $233 per ton in 2014. As a result of the improvement in both volume and crush margins, Northstar generated a crush margin of $12.8 million in the second quarter of 2014, compared to a crush margin loss of $223,000 in the same period in 2013.

“While much improved year over year, Northstar’s results for the first half of 2014 were affected by the extreme winter weather, which limited both seed deliveries and outbound product rail transportation during the first quarter, when the plant crushed an average daily volume of only 830 tons. For the first half of 2014, Northstar generated segment income of $259,000, compared to a segment loss of $18.5 million in 2013. In the first half of 2014, Northstar’s sales volumes increased 17% year over year, and the plant crushed an average volume of 941 tons per day, compared to 773 tons per day in 2013. The average board crush margin improved from approximately $44 per ton in the first half of 2013, to approximately $236 per ton in 2014. As a result of the improvement in both volume and crush margins, Northstar generated crush margin of $18.6 million in the first half of 2014, compared to a crush margin loss of $1.3 million in the same period in 2013.

Water Resource and Water Storage Segment

“The continuing drought conditions in the Southwestern United States are placing significant strain on existing water supplies for agriculture, industry and municipalities throughout the region. Watering restrictions have recently been introduced in Southern California, and media coverage and water conservation advertisements will increase awareness of the value and scarcity of water supplies.

“Our water resource and water storage subsidiary, Vidler Water Company, is well positioned with significant water assets, particularly in Nevada and Arizona, where an improving housing market and stronger overall economy are expected to create increased demand for already stressed water supplies. In July 2014, Vidler entered into a long term contract with a golf course southeast of Phoenix, Arizona, to sell 2,450 of Vidler’s net recharge credits stored in the Phoenix Active Management Area.  The price of the net recharge credits in the initial contract year is $250 per credit and is subject to an annual price appreciation per year of seven percent. After this sale Vidler has approximately 154,500 net recharge credits stored in Phoenix and approximately 250,000 net recharge credits in the Harquahala Valley basin in Arizona.

“Vidler has a 51% interest in Fish Springs Ranch, which owns 7,984 acre-feet of permitted water rights that are transferable to other parts of Washoe County, including Reno, Nevada, to support community development.

NET BOOK VALUE

The following table is provided as a supplement to the consolidated financial statements contained in our 10-Q, to illustrate the relative size of our assets and activities (in millions):

SEGMENT	NET BOOK VALUE
	6/30/14	12/31/13	Change
Water Resource and Water Storage Operations	$203.1	$203.8	$(0.7)
Real Estate Operations	134.2	136.9	(2.7)
Agribusiness Operations	64.9	57.2	7.7
Corporate	62.3	75.0	(12.7)
Shareholders’ Equity	$464.5	$472.9	$(8.4)

We are a diversified holding company. We seek to acquire, build, and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value.

Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.

Currently our three major businesses are:

Vidler Water Company, a water resource development business; a 57.5% interest in UCP, Inc. (NYSE: UCP), a publicly-traded homebuilder and land developer, with significant land acquisition and entitlement expertise, in growth markets in Northern California, the Puget Sound area of Washington State, North Carolina, South Carolina, and Tennessee; and an 88% interest in PICO Northstar Hallock, LLC, doing business as Northstar Agri Industries, a canola seed crushing operation.

OTHER INFORMATION

At June 30, 2014, PICO Holdings, Inc. had a market capitalization of $541 million, and 22,767,800 shares outstanding.

The PICO Holdings, Inc. logo is available at:

http://www.globenewswire.com/newsroom/prs/?pkgid=5044

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including the expected results of our business segments, the timing of anticipated milestones or events, UCP's expected revenue growth and anticipated profitability, the impact of the Citizens Homes acquisition, Northstar’s anticipated profitability in the third quarter, Vidler's potential monetization events and possible increases in demand for water supplies from developers and municipalities, and related anticipated economic and market conditions, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties. In particular, our actual results could differ materially from such expectations because of factors relating to our canola processing plant, including: the working capital requirements of the business, and the ability of the project to generate the expected return on investment, which is based in part on the demand for canola oil, the availability and pricing of canola seed and alternatives and our ability to attain projected processing levels and to sell products at currently anticipated rates and prices.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; and the impact of international events.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

SOURCE: PICO Holdings, Inc.
CONTACT: Max Webb
Chief Financial Officer
(858) 456-6022, ext. 216

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